EXHIBIT 10.9
CNA SUPPLEMENTAL EXECUTIVE SAVINGS AND CAPITAL
ACCUMULATION PLAN TRUST
AGREEMENT (the “Trust Agreement”) made this 29th day of November, 2011, by and among Continental Casualty Company, an Illinois insurance company (“CCC”), CNA Surety Corporation, a Delaware corporation (“CNA Surety”), and Thomas Pontarelli, Lawrence J. Boysen, and William H. Nachtsheim (each a “Trustee” and collectively the “Trustees”), as Trustees.
RECITALS:
(a)    By an agreement dated August 1, 2000, between CNA Surety and First National Bank in Sioux Falls (the “Original Trustee”), CNA Surety established the CNA Surety Corporation Deferred Corporation Plan Trust (the “2000 Surety Trust”), a grantor trust of the type commonly referred to as a “rabbi trust” in order to fund the CNA Surety Corporation Deferred Corporation Plan (the “2000 Surety Plan”), a nonqualified deferred compensation plan.
(b)    By an agreement dated March 28, 2005, between CNA Surety and the Original Trustee, CNA Surety established the CNA Surety Corporation 2005 Deferred Corporation Plan Trust (the “2005 Surety Trust” and, collectively with the 2000 Surety Trust, the “Surety Trusts”) a rabbi trust established in order to fund the CNA Surety Corporation 2005 Deferred Corporation Plan (the “2005 Surety Plan”, and, collectively with the 2000 Surety Plan, the “Surety Plans”), a nonqualified deferred compensation plan.
(c)    CNA Financial Corporation, a Delaware corporation and parent of CCC, has established and maintains the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), a nonqualified deferred compensation plan that is not presently funded by a rabbi trust or otherwise.
(d)    CCC has been appointed as Administrator of the SES-CAP, and pursuant to Section 3.2 of the SES-CAP has the authority to enter into agreements establishing rabbi trusts to fund the SES-CAP, and to appoint trustees of such trusts.
(e)    Effective on or about December 25, 2011, all current employees of CNA Surety and its subsidiaries who are participants in the Surety Plans will become employees of CCC.
(f)    Pursuant to resolution adopted by the Boards of Directors of CCC and CNA Surety, each of the Surety Plans will be merged into the SES-CAP, and CNA Surety's rights with respect to the Surety Trusts, including the right to amend the Surety Trusts, will be transferred to CCC.
(g)    CCC, as successor to CNA Surety, now wishes to exercise its right to amend the Surety Trusts to combine the assets of the Surety Trusts into a single trust (the “Trust”), to be governed by the terms and conditions of this Trust Agreement.
(h)    CCC hereby appoints the Trustees as trustees of the Trust, and the Trustees hereby accept such appointment.
(i)    It is the intention of the parties that the Trust established herein shall constitute an unfunded arrangement and shall not affect the status of the SES-CAP or either of the Surety Plans as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;
NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
Section 1. ESTABLISHMENT OF TRUST
(a)    CCC and/or CNA Surety shall direct the Original Trustee to transfer to the Trustees all funds currently held in the Surety Trusts, which shall become the principal of the Trust to be held, administered and disposed of by the Trustees as provided in this Trust Agreement.
(b)     The Trust hereby established shall be irrevocable until such time as all benefits owed to all participants in the Surety Plans and their beneficiaries have been paid in full. After all such benefits have been paid in full, the Trust may be terminated in accordance with Section 11.
(c)    The Trust is intended to be a grantor trust, of which CCC is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.
(d)    The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of CCC and shall be used exclusively for the uses and purposes of SES-CAP participants and general creditors as herein set forth. SES-CAP participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the SES-CAP and this Trust Agreement shall be mere unsecured contractual rights of SES-CAP participants and their beneficiaries against CCC. Any assets held by the Trust will be subject to the claims of CCC's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.
(e)     CCC, in its sole discretion, may, but shall in no event be required to, at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustees to augment the principal to be held, administered and disposed of by the Trustees as provided in this Trust Agreement. Neither Trustees nor any SES-CAP participant or beneficiary shall have any right to compel such additional deposits.
Section 2. PAYMENTS TO SES-CAP PARTICIPANTS AND THEIR BENEFICIARIES.
(a)     CCC shall deliver to the Trustees a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each SES-CAP participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustees for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the SES-CAP), and the time of commencement for payment of such amounts. Except as otherwise provided herein, the Trustees shall make payments to the SES-CAP participants and their beneficiaries in accordance with such Payment Schedule. The Trustees shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the SES-CAP and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by CCC.
(b)    The entitlement of a SES-CAP participant or his or her beneficiaries to benefits under the SES-CAP shall be determined by CCC or such party as it shall designate under the SES-CAP, and any claim for such benefits shall be considered and reviewed under the procedures set out in the SES-CAP.
(c)    The Trustees may retain a paying agent to make benefit payments, and withhold and deposit any required taxes, on behalf of the Trustees. The Trustees may either reimburse the paying agent after such payments are made, or may fund the amount required to make such payments into an account under the control of the paying agent as required prior to payment. The paying agent may be CCC, or any affiliate of CCC, and such arrangement shall not be considered a payment of assets of the Trust to CCC in violation of Section 4, provided that CCC or such affiliate shall not receive any compensation for acting as paying agent.
(d)    In addition to acting as paying agent as provided in Section 2(c), CCC may make payment of benefits directly to SES-CAP participants or their beneficiaries as they become due under the terms of the SES-CAP. CCC shall notify the Trustees of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the SES-CAP, CCC shall make the balance of each such payment as it falls due. The Trustees shall notify CCC where principal and earnings are not sufficient.
Section 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN CCC IS INSOLVENT.
(a)    The Trustees shall cease payment of benefits to SES-CAP participants and their beneficiaries if CCC is Insolvent. CCC shall be considered “Insolvent” for purposes of this Trust Agreement if CCC (i) is unable to pay its debts as they become due, or (ii) is determined to be insolvent by the Illinois Department of Insurance.
(b)     At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of policyholders and general creditors of CCC under federal and state law (individually, a “Creditor” and collectively “Creditors”) as set forth below.
(1)    The Board of Directors and the Chief Executive Officer of CCC shall have the duty to inform the Trustees in writing of CCC's Insolvency. If a person claiming to be a Creditor of CCC alleges in writing to the Trustees that CCC has become Insolvent, the Trustees shall determine whether CCC is Insolvent and, pending such determination, the Trustees shall discontinue payment of benefits to SES-CAP participants or their beneficiaries.
(2)    Unless the Trustees have actual knowledge of CCC's Insolvency, or has received notice from CCC or a person claiming to be a Creditor alleging that CCC is Insolvent, the Trustees shall have no duty to inquire whether CCC is Insolvent. The Trustees may in all events rely on such evidence concerning CCC's solvency as may be furnished to the Trustees and that provides the Trustees with a reasonable basis for making a determination concerning CCC's solvency.
(3)    If at any time the Trustees have determined that CCC is Insolvent, the Trustees shall discontinue payments to SES-CAP participants or their beneficiaries and shall hold the assets of the Trust for the benefit of CCC's Creditors. Nothing in this Trust Agreement shall in any way diminish any rights of SES-CAP participants or their beneficiaries to pursue their rights as general creditors of CCC with respect to benefits due under the SES-CAP or otherwise.
(4)    The Trustees shall resume the payment of benefits to SES-CAP participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustees have determined that CCC is not Insolvent (or is no longer Insolvent).
(c)    Provided that there are sufficient assets, if the Trustees discontinue the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to SES-CAP participants or their beneficiaries under the terms of the SES-CAP for the period of such discontinuance, less the aggregate amount of any payments made to SES-CAP participants or their beneficiaries by CCC in lieu of the payments provided for hereunder during any such period of discontinuance.
Section 4. PAYMENTS TO COMPANY.
Except as provided in Section 3 hereof, after the Trust has become irrevocable, neither CCC shall have any right or power to direct the Trustees to return to CCC or to divert to others any of the Trust assets before all payment of benefits have been made to SES-CAP participants and their beneficiaries pursuant to the terms of the SES-CAP.
Section 5. INVESTMENT AUTHORITY.
(a)    Except as provided below, CCC, in its capacity as plan administrator, shall have the sole power and responsibility for the management, disposition, and investment of the Trust assets, and the Trustees shall comply with directions from CCC or its designated agent, which may include a recordkeeper for the SES-CAP. The Trustees shall have no duty or responsibility to initiate action, or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them.
(b)    In the administration of the Trust, the Trustees shall have the following powers; however, all powers regarding the investment of the assets shall be exercised solely pursuant to direction of CCC or its delegated agent:

(1)    To hold assets of any kind, including shares of any registered investment company;
(2)    To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit);
(3)    To invest and reinvest assets of the Trust (including accumulated income);
(4)    To vote, tender, or exercise any right appurtenant to any securities held in the Trust;
(5)    To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust;
(6)    To sell or exercise any “rights” issued on any securities held in the Trust;
(7)    To cause all or any part of the assets of the Trust to be held in the name of the Trustees (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and the Trustee shall hold evidence of title to all such investments;
(8)    To make such distributions in accordance with the provisions of this Trust Agreement;
(9)    To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary;
(10)    To appoint custodians, subcustodians, or subtrustees, domestic or foreign (including affiliates of the Trustees or CCC, as to part or all of the Trust.
(c)    Notwithstanding the foregoing, in no event may the Trustees invest in securities (including stock or rights to acquire stock) or obligations issued by CCC, CNA Financial Corporation, or any other subsidiary of Loews Corporation, other than a de minimis amount held in common investment vehicles in which the Trust invests. All rights associated with assets of the Trust shall be exercised by the Trustees or the person designated by the Trustees, and shall in no event be exercisable by or rest with SES-CAP participants.
Section 6. DISPOSITION OF INCOME.
During the term of the Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
Section 7. RESPONSIBILITY OF TRUSTEE.

(a)    The Trustees shall act with the care, skill, prudent and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustees shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by CCC which is contemplated by, and in conformity with, the terms of the SES-CAP or this Trust. In the event of a dispute between CCC and a party, the Trustees may apply to a court of competent jurisdiction to resolve the dispute.
(b)    The Trustees shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustees shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor the Trustees, or to loan to any person the proceeds of any borrowing against such policy.
(c)    Notwithstanding any powers granted to the Trustees pursuant to this Trust Agreement or to applicable law, the Trustees shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.
(d)    CCC shall indemnify and hold harmless each Trustee who is an individual employee or officer of CCC against any claim that may be asserted against such Trustee resulting from his service as a Trustee, unless such claim is finally determined by a court of competent jurisdiction to result from such Trustee's fraud, criminal activity, or willful and intentional breach of fiduciary duty.
Section 8. COMPENSATION AND EXPENSES OF TRUSTEE.
The Trustees shall not be entitled to receive any compensation, other than their normal compensation as employees of CCC, for acting as Trustees hereunder. CCC shall pay all administrative fees and expenses incurred in the administration of the Trust, which CCC may direct to be paid from the Trust. The Trustees also may reimburse CCC for administrative fees and expenses paid by CCC on behalf of the Trust.
Section 9. RESIGNATION AND REMOVAL OF TRUSTEE.
(a)    Any of the Trustees may resign at any time by written notice to CCC, which shall be effective 30 days after receipt of such notice unless CCC and the Trustee agree otherwise.
(b)    Any Trustee may be removed by CCC for any reason on written notice. A Trustee who is an employee of CCC shall be automatically removed as Trustee upon termination of employment with CCC.
(c)    Upon resignation or removal of an individual Trustee and appointment of a successor, title to all assets shall be vested in the successor without further action. If all Trustees are removed or resigned and a successor is appointed, all assets of the Trust subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless CCC extends the time limit.
(d)    If the a Trustees resigns or is removed, a successor may be appointed, in accordance with Section 10 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, and as a result there would be no Trustee after the effective date, the Trustees may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustees in connection with the proceeding shall be allowed as administrative expenses of the Trust.
Section 10. APPOINTMENT OF SUCCESSOR OR ADDITIONAL TRUSTEES.
(a)    If a Trustee resigns or is removed in accordance with Section 9(a) or (b) hereof, CCC may appoint a successor Trustee, but shall not be obligated to unless as a result of such resignation or removal there would be no Trustee. CCC may also, in its sole discretion, at any time appoint additional Trustees. A successor additional Trustee may be either an individual or any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor or additional Trustee shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustees, including ownership rights in the Trust assets. A former Trustee shall execute any instrument necessary or reasonably requested by CCC or the successor Trustee to evidence the transfer.
(b)     A successor or additional Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. A successor or additional Trustee shall not be responsible for any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing, at the time he becomes a Trustee.
Section 11. AMENDMENT OR TERMINATION.
(a)    This Trust Agreement may be amended by a written instrument executed by the Trustees and CCC. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the SES-CAP or shall make the Trust revocable until all benefits owed to participants in the Surety Plans and their beneficiaries have been paid in full.
(b)    The Trust shall not terminate until the date on which SES-CAP participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the SES-CAP, or the date on which all assets of the Trust have been expended, unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust any assets remaining in the Trust shall be returned to CCC.
(c)    Upon written approval of all participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Surety Plans, CCC may terminate this Trust prior to the time all benefit payments under the SES-CAP have been made. All assets in the Trust at termination shall be returned to CCC.

Section 12. MISCELLANEOUS.
(a)     Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
(b)     Benefits payable to SES-CAP participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
(c)     This Trust Agreement shall be governed by and construed in accordance with the laws of Illinois, to the extent not preempted by federal law, without regard to the conflict of laws principles thereof.
IN WITNESS WHERE, the parties have executed this Trust Agreement as of the day and year first above written.

CONTINENTAL CASUALTY COMPANY

By:/s/ Thomas Pontarelli
Thomas Pontarelli, Executive Vice President & Chief Administration Officer

CNA SURETY CORPORATION

By:/s/ Lawrence J. Boysen
       Lawrence J. Boysen
       Senior Vice President and Corporate
             Controller
TRUSTEES: /s/ Thomas Pontarelli Thomas Pontarelli /s/ Lawrence J. Boysen Lawrence J. Boysen /s/ William H Nachstheim William H. Nachtsheim